SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                            Form 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report:  December 29, 1994



                        Ogden Corporation
     (Exact name of registrant as specified in its charter)




   Delaware                  1-3122                 13-5549268
(State of            (Commission File No.)       (IRS Employer
Incorporation)                                 Identification No.)




Two Pennsylvania Plaza, New York, New York                   10121
(Address of principal executive offices)                (Zip Code)



                         (212) 868-6100
      (Registrant's telephone number, including area code)
Item 5.   Other Events.

          On December 29, 1994, OPI Acquisition Corp., a wholly-owned subsidiary of Ogden Corporation ("Ogden"), merged (the "Merger") with and into Ogden Projects, Inc. ("OPI"), after the Merger was approved that morning at a special meeting of OPI's stockholders. As a result, OPI became a wholly-owned subsidiary of Ogden. The Merger occurred pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994 (the "Merger Agreement") by and among Ogden, OPI Acquisition Corp. and OPI. Prior to the Merger, Ogden owned approximately 84% of the outstanding common stock of OPI. As a result of the Merger, each share of OPI's common stock not already owned by Ogden (other than shares as to which appraisal rights were demanded) was converted into the right to receive 0.84 of a share of Ogden common stock, and, for each whole share of Ogden common stock so issued, one Preferred Stock Purchase Right issued pursuant to the Rights Agreement, dated as of September 20, 1990, between Ogden and Chemical Bank. OPI stockholders who otherwise would be entitled to fractional shares of Ogden common stock will receive cash in lieu thereof.

          The background of the Merger is more fully described in the Registration Statement of Ogden on Form S-4, dated October 27, 1994, as amended (the "Registration Statement"). The Merger Agreement was included as Exhibit A to the prospectus contained in the Registration Statement, and is incorporated herein by reference as Exhibit (c)(1) hereto. A copy of the press release issued by Ogden on December 29, 1994 with respect to the consummation of the Merger is attached as Exhibit (c) (2) to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and
          Exhibits.

          (a)  Financial Statements of business acquired:  Not
Applicable.

          (b)  Pro Forma financial information:  Not Applicable.

          (c)  Exhibits:

               (1) Amended and Restated Agreement and Plan of Merger, dated as of September 27, 1994, by and among Ogden Corporation, OPI Acquisition Corp. and Ogden Projects, Inc. (incorporated by reference to Exhibit A to the prospectus contained in the Registration Statement of Ogden Corporation on Form S-4, dated October 27, 1994, as amended).

               (2)  Press Release of Ogden Corporation dated
               December 29, 1994.
                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   OGDEN PROJECTS, INC.



Dated:  January 3, 1995            By:  /s/J. L. Effinger
                                        J. L. Effinger,
                                        Assistant Secretary